CONTACT:

                                                         Kathryn Morris, PURADYN
[LOGO]                                        Director, Corporate Communications
                                                         (T) 561 547 9499, x 226
                                                  investor-relations@puradyn.com
                                                          http://www.puradyn.com



                     PURADYN APPOINTS TWO NEW BOARD MEMBERS
             - New directors from commercial and military sectors -

         BOYNTON BEACH, FL - AUGUST 25, 2005 - PURADYN FILTER TECHNOLOGIES INCORPORATED (Pink Sheets: PFTI) announced today the appointment of two new members, Charles W. Walton, PhD. and Lt. General (Ret) John S. Caldwell, to its Board of Directors. The new appointments will replace Ottavio Serena and Peter Stephaich, both of who served as members of the Board since 2000 and tendered their resignations effective August 23, 2005.

         Dr. Walton is Chairman of Wastequip, Inc., which he founded in 1989 with the goal of consolidating the equipment segment of the waste management industry. As a result of sixteen successful acquisitions and internal growth, Wastequip is now the largest supplier of equipment in the industry with approximately $350 million in sales and 29 manufacturing plants in North America. It was recently purchased by DLJ Merchant Banking Partners, a unit of Credit Suisse First Boston. Prior to founding Wastequip, Dr. Walton was President and Chief Executive Officer of Sudbury, Inc., a Fortune 500 diversified manufacturing company, which he co-founded in 1983. In 1987, he was awarded the Dively Entrepreneurship Award by Case Western Reserve Weatherhead School of Management and the Harvard Business School Club of Cleveland.

         He began his business career as an economist with the U.S. Department of Commerce in Washington, D.C. Subsequently, he served as Chief Economist for two major commercial banks and as President and Chief Executive Officer of the American Bancorporation of St. Paul, Minnesota.

         Dr. Walton holds the degrees of Bachelor of Science in Foreign Service and PhD. in economics from Georgetown University, Washington, D.C.

         Also joining Puradyn's Board is Lieutenant General (Retired) John S. Caldwell, who served as the Army's top ranking officer for Acquisition, Logistics and Technology when he retired in January 2004. In that capacity, he was responsible to the Assistant Secretary for the direction and oversight of the Army's Research, Development and Acquisition (RDA) programs valued at approximately $20 billion per year. He was also Director of the 50,000-person Army Acquisition Workforce, responsible for personnel development and training policy and key assignment recommendations. General Caldwell was instrumental in formulating the acquisition programs that provided dominant war fighting capability and pioneered the transformation for the Army in the early 21st century.

Prior to these positions, General Caldwell served as the Commanding General of the US Army Tank-automotive and Armaments Command (TACOM), in which capacity he developed, fielded and supported lethality, survivability, and mobility capabilities for approximately 70% of the


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Army's ground force. He also served four years as the Project Manager, Abrams
Tank System, leading the R&D, production, quality assurance, procurement and logistical support of the Army's tank program, a $600 million R&D, $15 billion procurement program with major international components.

         General Caldwell holds the degrees of Bachelor of Science from the US Military Academy, West Point in New York, Master in Mechanical Engineering from Georgia Institute of Technology in Atlanta, GA, and the Industrial College of the Armed Forces. General Caldwell currently works as Senior Vice-President of QSS Group, an IT services company supporting Federal agencies.

         Joseph V. Vittoria, Chairman, said, "We, first of all, wish to thank Ottavio Serena and Peter Stephaich for their stewardship and diligent service to PURADYN over the past five years.

         Moving forward, both Dr. Walton and General Caldwell have distinguished and accomplished careers with solid backgrounds from the commercial and military sectors, and we're proud that we have been able to attract two such respected individuals. It is this Board's clear intention we move expeditiously on all fronts to deliver the Company and its technology to the main stage of the world's marketplace."

         Mr. Vittoria continued, "Both gentlemen are great additions to our organization in terms of vision and leadership skills and we welcome them to PURADYN."

ABOUT PURADYN FILTER TECHNOLOGIES INCORPORATED
PURADYN (Pink Sheets: PFTI) designs, manufactures and markets the PURADYN(R) Bypass Oil Filtration System, the most effective filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $13 billion potential industry. The Company has established aftermarket programs with several of the transportation industry leaders such as Volvo Trucks NA, Mack Trucks, PACCAR; a strategic alliance with Honeywell Consumer Products Group, producers of FRAM(R) filtration products; and continues to market to major commercial fleets. PURADYN(R) equipment has been certified as a `Pollution Prevention Technology' by the California Environmental Protection Agency and was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze performance, benefits and cost analysis of bypass oil filtration technology.

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OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, INCLUDING BUT NOT LIMITED TO
THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER
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THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER
EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.